EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713)346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
SECOND QUARTER 2009 EARNINGS AND BACKLOG
HOUSTON, TX, July 28, 2009 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its second quarter ended June 30, 2009 it earned net income of $220 million, or $0.53 per fully diluted share, on revenues of $3,010 million.
The results include a $147 million pre-tax charge ($0.23 per share after tax) related to impairment of an intangible asset, $56 million of pre-tax charges ($0.09 per share after tax) related to transaction and voluntary retirement costs, and $21 million ($0.05 per share after tax) related to additional tax charges on revaluation gains in Norway. Net income for the period excluding these charges was $376 million, or $0.90 per fully diluted share, compared to first quarter ended March 31, 2009 net income of $470 million, or $1.13 per fully diluted share. Earnings per share, excluding these charges, decreased 13 percent compared to the second quarter of 2008, when the Company earned $421 million or $1.04 per fully diluted share.
Operating profit for the quarter, excluding the $203 million of impairment, transaction and voluntary retirement costs, was $589 million or 19.6 percent of sales. In addition to reported results, the Company is also providing supplemental results, which include the combined financial results for the Company and Grant Prideco as if the April 21, 2008 acquisition occurred at the beginning of 2008. Revenues decreased 14 percent from the first quarter of 2009, and decreased 13 percent from the second quarter of 2008, on this adjusted combined basis. Operating profit flow-through, or the change in operating profit divided by the change in revenue, was down 28 percent from the first quarter to the second quarter of 2009, and was down 44 percent from the second quarter of 2008 to the second quarter of 2009, on an adjusted combined basis.
During the second quarter the Company added $616 million of orders to its capital equipment backlog, including a major drillship package order, and removed $108 million of discontinued orders on cancelled projects. Backlog for capital equipment orders for the Company’s Rig Technology segment was $8.7 billion at June 30, 2009 compared to $9.6 billion at March 31, 2009.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “Our strong book of business and solid balance sheet positions us well to navigate the current challenging marketplace, which witnessed further steep rig count declines and fierce pricing pressure during the second quarter, particularly in North America. We are using this time to streamline our business and invest for future growth, while continuing to execute on our customer’s requirements. We finished the first half of the year with $2.3 billion in cash holdings, despite making four acquisitions during the quarter for approximately $400 million in cash. Cash flow remains a strength for our Company. While the timing of a recovery remains uncertain, we plan to emerge stronger, faster, and more efficient when significant drilling activity inevitably resumes.”

Rig Technology
Second quarter revenues for the Rig Technology segment were $1,917 million, a decrease of 13 percent from the first quarter of 2009 and flat from the second quarter of 2008. Operating profit for this segment was $536 million, or 28.0 percent of sales, a record high margin for the segment. Operating profit flow-through from the first quarter of 2009 to the second quarter of 2009 was down 25 percent. Revenue out of backlog for the segment decreased 15 percent sequentially and rose 7 percent year-over-year, to $1,434 million for the second quarter of 2009. Non-backlog revenue, predominantly spare parts, repair, and services sales, declined 5 percent from the first quarter to the second quarter.
Petroleum Services & Supplies
Revenues for the second quarter of 2009 for the Petroleum Services & Supplies segment were $913 million, down 10 percent compared to first quarter 2009 results and down 27 percent from the second quarter of 2008, on an adjusted combined basis for the Grant Prideco merger. Softer results reflect second quarter 2009 worldwide rig count declines of 25 percent from the first quarter, and 36 percent declines from the second quarter of 2008, with the largest declines coming in North America. Operating profit was $96 million, or 10.5 percent of revenue, a decrease of 41 percent from the first quarter of 2009. Operating profit flow-through was down 67 percent sequentially and down 60 percent from the prior year, on an adjusted combined basis for the merger, due in part to sharply lower prices in many products and services.
Distribution Services
The Distribution Services segment generated second quarter revenues of $305 million, which were down 25 percent from the first quarter of 2009 and represented a 28 percent decrease from the second quarter of 2008. Second quarter operating profit was $10 million or 3.3 percent of sales. Operating profit flow-through from the second quarter of 2008 to the second quarter of 2009 was down 13 percent. Operating profit flow-through was down 15 percent from the first quarter of 2009 to the second quarter of 2009.
The Company has scheduled a conference call for July 28, 2009, at 9:00 a.m. Central Time to discuss second quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-447-0521 within North America or 1-847-413-3238 outside of North America five to ten minutes prior to the scheduled start time, and ask for the “National Oilwell Varco Earnings Conference Call.”
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,286	$1,543
Receivables, net	2,603	3,136
Inventories, net	3,825	3,806
Costs in excess of billings	590	618
Deferred income taxes	215	271
Prepaid and other current assets	391	283

Total current assets	9,910	9,657

Property, plant and equipment, net	1,758	1,677
Deferred income taxes	195	126
Goodwill	5,466	5,225
Intangibles, net	4,134	4,300
Investment in unconsolidated affiliate	387	421
Other assets	89	73

	$21,939	$21,479

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$760	$852
Accrued liabilities	2,082	2,376
Billings in excess of costs	2,081	2,161
Current portion of long-term debt and short-term borrowings	8	4
Accrued income taxes	236	230

Total current liabilities	5,167	5,623

Long-term debt	873	870
Deferred income taxes	2,150	2,134
Other liabilities	144	128

Total liabilities	8,334	8,755

Commitments and contingencies

Stockholders’ equity:
Common stock — par value $.01; 418,192,372 and 417,350,924 shares issued and outstanding at June 30, 2009 and December 31, 2008	4	4
Additional paid-in capital	8,027	7,989
Accumulated other comprehensive loss	—	(161)
Retained earnings	5,486	4,796

Total National Oilwell Varco stockholders’ equity	13,517	12,628
Noncontrolling interests	88	96

Total stockholders’ equity	13,605	12,724

	$21,939	$21,479

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2009	2008	2009	2009	2008
Revenue:
Rig technology	$1,917	$1,911	$2,199	$4,116	$3,514
Petroleum services and supplies	913	1,124	1,014	1,927	1,954
Distribution services	305	425	408	713	791
Eliminations	(125)	(135)	(140)	(265)	(249)

Total revenue	3,010	3,325	3,481	6,491	6,010

Gross profit	877	1,027	1,039	1,916	1,824

Gross profit %	29.1%	30.9%	29.8%	29.5%	30.3%

Selling, general, and administrative	288	273	319	607	501
Intangible asset impairment	147	—	—	147	—
Transaction and voluntary retirement costs	56	63	—	56	63

Operating profit	386	691	720	1,106	1,260

Interest and financial costs	(13)	(24)	(13)	(26)	(34)
Interest income	2	10	2	4	26
Equity income in unconsolidated affiliate	16	17	28	44	17
Other income (expense), net	(38)	(14)	(36)	(74)	(1)

Income before income taxes	353	680	701	1,054	1,268

Provision for income taxes	131	255	228	359	443

Net income	222	425	473	695	825

Net income attributable to noncontrolling interests	2	4	3	5	6

Net income attributable to Company	$220	$421	$470	$690	$819

Net income attributable to Company per share:

Basic	$0.53	$1.05	$1.13	$1.66	$2.16

Diluted	$0.53	$1.04	$1.13	$1.65	$2.15

Weighted average shares outstanding:

Basic	416	402	416	416	379

Diluted	418	404	418	417	381

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2009	2008	2009	2009	2008
Revenue:
Rig technology	$1,917	$1,911	$2,199	$4,116	$3,514
Petroleum services and supplies	913	1,244	1,014	1,927	2,557
Distribution services	305	425	408	713	791
Eliminations	(125)	(136)	(140)	(265)	(249)

Total Revenue	$3,010	$3,444	$3,481	$6,491	$6,613

Operating profit:
Rig technology	$536	$506	$606	$1,142	$912
Petroleum services and supplies	96	296	164	260	610
Distribution services	10	25	25	35	44
Unallocated expenses and eliminations	(53)	(49)	(75)	(128)	(121)

Total operating profit (before intangible asset impairment and transaction and voluntary retirement costs)	$589	$778	$720	$1,309	$1,445

Operating profit %:
Rig technology	28.0%	26.5%	27.6%	27.7%	26.0%
Petroleum services and supplies	10.5%	23.8%	16.2%	13.5%	23.9%
Distribution services	3.3%	5.9%	6.1%	4.9%	5.6%
Other unallocated	—	—	—	—	—

Total operating profit (before intangible asset impairment and transaction and voluntary retirement costs)	19.6%	22.6%	20.7%	20.2%	21.9%

Note (1): The unaudited as adjusted results for 2008 represent the combined estimated financial results for National Oilwell Varco, Inc. and Grant Prideco, Inc. as if the acquisition occurred at the beginning of the period. The results include the estimated effect of purchase accounting adjustments, but do not include intangible asset impairment charges, transaction charges, costs related to the Company’s 2009 voluntary retirement program, or any effect from costs savings that may result from the acquisition. The unaudited as adjusted financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING TRANSACTION COSTS
(Unaudited)
(In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2009	2008	2009	2009	2008

Reconciliation of EBITDA (Note 1):
GAAP net income attributable to Company	$220	$421	$470	$690	$819
Provision for income taxes	131	255	228	359	443
Interest expense	13	24	13	26	34
Depreciation and amortization	122	107	116	238	168
Intangible asset impairment	147	—	—	147	—
Transaction and voluntary retirement costs	56	63	—	56	63

EBITDA (Note 1)	$689	$870	$827	$1,516	$1,527

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, intangible asset impairment, transaction and voluntary retirement costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc. Clay Williams, (713) 346-7606 Clay.Williams@nov.com